Exhibit 23.1


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Catcher Holdings, Inc. 2005 Stock Incentive Plan, the individual stock option agreement with Jeff Gilford, the restricted stock award to Jeff Gilford, the restricted stock award to Harry L. Casari, the restricted stock award to Cathal L. Flynn, the restricted stock award to Clay Foushee, Jr., the warrant issued to Stanley Blackburn and the warrant issued to Jeff Gilford of our report dated June 28, 2005 (and to all references to our Firm) included in or made a part of this registration statement on Form S-8 of Catcher Holdings, Inc.

/s/ VITALE, CATURANO & COMPANY, LTD.

VITALE, CATURANO & COMPANY, LTD.


By: /s/ Richard M. Cummings
    ------------------------------
    Richard M. Cummings, CPA
    Vice President

Boston, Massachusetts
January 24, 2006